Exhibit 99.1

Press Release – For Immediate Release

Friday, November 7, 2025

Steele Bancorp, Inc., Reports Third Quarter 2025 Earnings

Mifflinburg, PA – Steele Bancorp, Inc. (“Company”) (OTCID Pink: “STLE”), parent company of Central Penn Bank & Trust (“Bank”), has released its unaudited consolidated financial statements for the third quarter of 2025.

Merger with Northumberland Bancorp

On August 1, 2025, Mifflinburg Bancorp, Inc. ("Mifflinburg") completed its previously announced merger with Northumberland Bancorp ("Northumberland") pursuant to an Agreement and Plan of Merger, dated as of September 24, 2024, as amended December 4, 2024 (the "Merger Agreement"), by and between Mifflinburg and Northumberland. Under the terms of the Merger Agreement, (i) Northumberland merged with and into Mifflinburg, with Mifflinburg being the surviving entity, and (ii) Northumberland's wholly-owned banking subsidiary, The Northumberland National Bank ("Norry Bank"), merged with and into Mifflinburg's wholly-owned banking subsidiary, Mifflinburg Bank and Trust Company ("Mifflinburg Bank"), with Mifflinburg Bank being the surviving bank (the "Mergers"). In connection with the Mergers, Mifflinburg changed its name to Steele Bancorp, Inc. (“Steele”) and Mifflinburg Bank changed its name to Central Penn Bank & Trust (“Central Penn”).

In connection with the completion of the merger, former Northumberland shareholders received 1.185 shares of the Company’s common stock. The value of the total transaction consideration was approximately $40.5 million. The consideration included the issuance of 1,546,725 shares of the Company’s common stock, which had a value of $26.00 per share, which was the closing price of the Company’s common stock on July 31, 2025, the last trading day prior to the consummation of the acquisition. Also included in the total consideration were cash in lieu of any fractional shares and the cash paid for dissenter's rights effectively settled upon closing.

In connection with the acquisition, effective August 1, 2025, Steele recorded a bargain purchase gain of $17.8 million and a core deposit intangible asset of $14.2 million. Assets acquired included gross loans valued at $427.1 million, available-for-sale debt securities valued at $165.7 million, bank-owned life insurance valued at $14.8 million and premises and equipment, net, valued at $9.7 million. Liabilities assumed included deposits valued at $597.1 million, borrowings valued at $20.1 million, and subordinated debt valued at $9.8 million. The fair value adjustments made to the acquired assets and liabilities of Northumberland are considered preliminary at this time and are subject to change as the Company finalizes its fair value determinations. The assets purchased and liabilities assumed in the acquisition were recorded at their preliminary estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition.

For the nine-months ended September 30, 2025, the Company incurred pre-tax merger-related expenses related to the Northumberland transaction of $4.1 million, including expenses totaling $3.9 million in the third quarter 2025. Merger-related expenses include voluntary severance and similar expenses as well as expenses related to the termination of Northumberland’s core banking system contract and legal and other professional expenses. Also during the third quarter 2025, the Company recorded a one-time provision for credit losses of $4.0 million for acquired non-Purchase Credit Deteriorated (“PCD”) loans.

Unaudited Financial Information

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter-ended September 30, 2025, was $13.7 million compared to $1.4 million for the same period in 2024, a 890.4% increase. Net income year-to-date for 2025 was $17.3 million compared to $4.1 million for the same period in 2024, a 326.2% increase. Net income for the quarter and nine-months ended September 30, 2025, was significantly impacted by bargain gain on purchase and merger related expenses, as described in further detail in the Merger with Northumberland Bancorp section above. Basic and diluted earnings per share for the quarters-ended September 30, 2025 and 2024 were $4.77 and $0.74, respectively. Return on average assets and return on average equity were 3.07% and 32.66% for the quarter ended September 30, 2025 compared to 0.96% and 9.77% for the same period of 2024.

Net interest income for the three months ended September 30, 2025 was $9.9 million compared to $4.3 million for the same period in 2024, a 129.3% increase. Net interest income for the nine months ended September 30, 2025 was $19.6 million compared to $12.2 million for the same period in 2024, a 61.2% increase. The significant increase in net interest income is primarily driven by the increase in loans and securities balances due to the merger with Northumberland and by market interest rates starting to decline thus slowing the increase in cost of funds. Yield on earning assets increased 80 basis points, to 5.78% for the quarter-ended September 30, 2025 compared to the quarter-ended September 30, 2024, while the cost of funds increased 4 basis points, to 2.36%, as compared to the same time period in 2024. The net interest margin increased from 3.10% for the quarter-ended September 30, 2024 to 3.97% for the quarter-ended September 30, 2025.

The Bank recorded a provision for credit losses of $4.2 million for the three months ended September 30, 2025, compared to a provision of $138,000 for the three months ended September 30, 2024. $4.0 million of the provision for credit losses recorded in the third quarter of 2025 was a one-time provision for credit losses for acquired non-PCD loans. The Bank recorded a provision for credit losses of $4.5 million for the nine months ended September 30, 2025, offset by a $100,000 reduction in the unfunded commitment reserve. The Bank recorded a provision for credit losses of $169,000 for the nine months ended September 30, 2024.

Non-interest income increased by $18.7 million, or 4,550.7%, to $19.1 million for the three months ended September 30, 2025, from the $410 thousand recognized during the same period of 2024. Non-interest income increased by $18.8 million, or 1,351.9%, to $20.2 million for the nine months ended September 30, 2025, from the $1.4 million recognized during the same period of 2024. The increase in non-interest income for the three and nine-months ended September 30, 2025 is primarily due to the bargain purchase gain of $17.8 million recognized in association with the merger with Northumberland in the third quarter of 2025.

Non-interest expenses increased $8.0 million or 275.3%, from $2.9 million for the three months ended September 30, 2024, to $10.9 million for the three months ended September 30, 2025. The increase in non-interest expense is primarily the result of an increase of $2.5 million in salaries and employee benefits and an increase of $3.8 million in merger expenses due to the merger with Northumberland. Non-interest expenses increased $8.6 million or 100.2%, from $8.5 million for the nine months ended September 30, 2024, to $17.1 million for the nine months ended September 30, 2025. The increase in non-interest expense year-to-date is primarily the result of an increase of $4.0 million in merger related expenses and an increase of $2.7 million in salaries and employee benefits due to the merger with Northumberland.

An income tax provision of $105,000 was recorded for the three months ended September 30, 2025, compared to an income tax provision of $282,000 for the three months ended September 30, 2024, a 62.8% decrease. An income tax provision of $932,000 was recorded for the nine months ended September 30, 2025, compared to an income tax provision of $750,000 for the same period in 2024, a 24.3% increase. The increase in income tax expense was due to higher taxable income in 2025 as compared to 2024. Steele’s effective tax rate decreased to 5.11% at September 30, 2025, compared to 15.59% at September 30, 2024, which resulted primarily from non-taxable income and nondeductible merger expenses in 2025 as compared to 2024. Included in non-interest income is the bargain purchase gain of $17.8 million, which is non-taxable as result of the tax-free exchange associated with the acquisition of Northumberland.

Financial Condition

Total assets increased to $1.3 billion as of September 30, 2025 from $596.7 million as of December 31, 2024, an increase of 110.1%. Cash and cash equivalents increased $44.8 million from December 31, 2024 to September 30, 2025. Net loans increased by $459.1 million, or 106.3%, securities available for sale increased $107.6 million and core deposit intangible increased $14.2 million from December 31, 2024 to September 30, 2025. Total deposits increased $616.4 million from December 31, 2024 to September 30, 2025, Federal Home Loan Bank advances decreased $35.1 million from December 31, 2024 to September 30, 2025, and subordinated debt increased $9.8 million from December 31, 2024 to September 30, 2025. All increases are primarily the result of the acquisition of Northumberland.

When compared to December 31, 2024, stockholders’ equity, excluding accumulated other comprehensive loss, increased $55.7 million to $116.1 million as of September 30, 2025. Steele Bancorp, Inc. remains well capitalized, with an equity-to-assets ratio of 9.2% and 9.4% as of September 30, 2025 and December 31, 2024, respectively.

The Bank maintained a strong liquidity position as of September 30, 2025, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $472.4 million and $4.8 million in additional borrowing capacity from the Federal Reserve’s Discount Window.

About Steele Bancorp, Inc.

Steele Bancorp, Inc. (“Steele”) is a bank holding company headquartered in Mifflinburg, Pennsylvania. Steele has one subsidiary bank, Central Penn Bank & Trust, serving individuals, families, nonprofits, and business clients through 13 banking offices located in Centre, Northumberland, Snyder, and Union counties. The Company has 176 employees as of September 30, 2025, and total assets of $1.3 billion.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties related to integration following the merger; the risk that the anticipated benefits, cost savings and other savings from the merger may not be fully realized or may take longer than expected to realize; potential impairment to the goodwill recorded in connection with the merger; changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Corporation with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

Steele Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (in thousands, except share and per share data)

	(Unaudited)
	September 30,	December 31,
	2025	2024 *
Assets
Cash and due from banks	$7,215	$4,580
Interest-bearing demand deposits	41,776	3,213
Federal funds sold	5,027	1,386

Total cash and cash equivalents	54,018	9,179

Interest-bearing time deposits	7,654	10,369
Debt securities available-for-sale, at fair value	223,633	116,053
Marketable equity securities, at fair value	518	268
Restricted investments in bank stock, at cost	2,780	2,300

Loans	900,610	436,339
Allowance for credit losses	(9,512)	(4,379)

Loans, net	891,098	431,960

Premises and equipment, net	18,110	8,251
Accrued interest receivable	3,984	1,804
Core deposit intangible, net	14,218	-
Bank owned life insurance	28,070	12,966
Net deferred tax asset	4,570	2,247
Other assets	4,923	1,305

Total Assets	$1,253,576	$596,702

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing deposits	$214,926	$69,746
Interest-bearing deposits	891,004	419,783

Total deposits	1,105,930	489,529

Repurchase agreements	1,414	1,143
Federal Home Loan Bank advances	8,000	43,050
Subordinated debt, at fair value	9,808	-
Accrued interest payable	2,051	1,736
Other liabilities	11,473	5,327

Total Liabilities	1,138,676	540,785
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	4,162	1,877

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 3,706,725 (2025) and 2,160,000 (2024) shares; outstanding 3,405,061 and 1,858,536 shares as of September 30, 2025 and December 31, 2024, respectively.	3,707	2,160
Capital surplus	40,595	1,899
Retained earnings	79,941	64,013
Accumulated other comprehensive loss	(1,187)	(4,424)
Unearned ESOP shares	(425)	-
Treasury stock, at cost: 2025: 301,664 shares; 2024: 301,464 shares	(7,731)	(7,731)

Total Stockholders' Equity	114,900	55,917

Less maximum cash obligation to ESOP shares	4,162	1,877
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	110,738	54,040

Total Liabilities and Stockholders' Equity	$1,253,576	$596,702

* Derived from consolidated audited financial statements

Steele Bancorp, Inc. and Subsidiary Consolidated Statements of Income (Unaudited) (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$12,232	$5,732	$25,372	$16,315
Interest-bearing deposits in banks	316	133	553	419
Federal funds sold	45	123	55	147
Securities:
Taxable	1,224	471	2,244	1,413
Tax-exempt	501	299	1,089	915
Dividends	101	51	215	150

Total Interest and Dividend Income	14,419	6,809	29,528	19,359

Interest Expense
Deposits	4,222	2,236	8,781	6,347
Federal Home Loan Bank advances	258	155	1,078	511
Federal Discount Window borrowings	-	117	-	348
Other borrowings	75	-	76	-

Total Interest Expense	4,555	2,508	9,935	7,206

Net Interest Income	9,864	4,301	19,593	12,153

Provision for credit losses	4,228	138	4,390	169

Net Interest Income after provision for credit losses	5,636	4,163	15,203	11,984

Noninterest Income
Service charges on deposit accounts	225	113	486	330
ATM fees and debit card income	368	201	738	579
Mortgage banking revenue	134	52	243	187
Trust and investment fee income	129	19	207	64
Gain on sale of premises	-	-	52	-
Loss on sale of securities	(8)	-	(8)	-
Gain on sale of other real estate owned	36	-	36	-
Net marketable equity security gains (losses)	60	(80)	57	(112)
Earnings on bank owned life insurance	130	65	256	192
Bargain purchase gain	17,827	-	17,827	-
Other	167	40	287	150

Total Noninterest Income	19,068	410	20,181	1,390

Noninterest Expense
Salaries and employee benefits	4,310	1,779	7,997	5,303
Net occupancy and equipment expense	442	270	1,040	871
Amortization of core deposit intangible	444	-	444	-
Data processing fees	252	171	598	514
Pennsylvania shares tax	108	114	332	335
Professional fees	112	30	191	108
Advertising expense	67	32	141	97
FDIC deposit insurance	127	64	263	190
Merger-related expenses	3,873	105	4,120	105
Other	1,187	345	2,023	1,041

Total Noninterest Expense	10,922	2,910	17,149	8,564

Income Before Income Taxes	13,782	1,663	18,235	4,810

Income Taxes	105	282	932	750

Net Income	$13,677	$1,381	$17,303	$4,060

Earnings Per Share - Basic and Diluted	$4.77	$0.74	$7.87	$2.18

Steele Bancorp, Inc. Key Ratios and Other Data (Unaudited)

	For the periods ended:
($ in thousands)	September 30, 2025	December 31, 2024	September 30, 2024

Average Balances
Cash and due from banks	$6,506	$5,510	$5,618
Interest-bearing deposits	19,846	15,540	16,417
Securities available for sale, at fair value	145,832	125,023	124,467
Mortgage loans held for sale	122	48	50
Loans, gross	556,485	405,159	399,296
Loans, net of allowance for credit losses	551,079	401,292	395,450
Total assets	753,186	573,353	566,683

Noninterest bearing deposits	113,548	81,328	80,439
Interest-bearing and savings deposits	343,705	282,389	278,989
Time deposits	182,327	117,729	116,321
Total deposits	639,580	481,446	475,749
Stockholders' equity	$70,833	$56,129	$55,496

Financial Ratios
Return on average assets	3.07%	0.78%	0.96%
Return on average equity	32.66%	7.98%	9.77%
Efficiency ratio	48.47%	70.08%	64.03%

Allowance for Loan Credit Losses
Beginning balance	$4,379	$3,861	$3,861
Merger adjustment	725	-	-
Provision for credit losses	4,490	569	117
Charge-Offs	(97)	(62)	(37)
Recoveries	15	11	10
Ending balance	$9,512	$4,379	$3,951

(1)	The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income and net interest income.

Steele Bancorp, Inc. Asset Quality Data (Unaudited)

	At and for the Period Ended
($ in thousands)	September 30, 2025	December 31, 2024	September 30, 2024

Nonperforming Assets
Nonaccrual loans	$1,591	$438	$493
Other real estate owned	-	-	-
Total nonperforming assets	$1,591	$438	$493
Loans 90 days or more past due and accruing	-	-	-

Asset Quality Ratios
Nonperforming assets to loans plus other real estate	0.18%	0.10%	0.12%
Allowance for credit losses on loans to total loans	1.06%	1.00%	0.96%
Allowance for credit losses on loans to nonperforming loans	597.86%	999.77%	801.42%